UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2008 (September 19, 2008)

QNECTIVE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-50494	57-1094726
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

Thurgauerstrasse 54, CH-8050, Zurich, Switzerland
(Address of principal executive offices)

Registrant’s telephone number, including area code +41-44-307-5020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement.

On September 19, 2008, Qnective, Inc. (the “Company”) terminated its Exclusive Marketing and Licensing Agreement with Aquanil Advisors Inc. (“Aquanil”) dated as of March 1, 2008 (the “Marketing Agreement”) as a result of Aquanil’s breach of the Marketing Agreement.

Pursuant to the terms of the Marketing Agreement, the Company granted to Aquanil an exclusive license for the marketing and sale of the Company’s services, and Aquanil agreed to (i) use its best efforts to market and sell the Company’s services, (ii) assist in the preparation of business plans for each country where the services would be marketed and sold, and (iii) make a strategic investment of $5 million in the Company. The Company determined that Aquanil breached the Marketing Agreement because it has not used its best efforts to market and sell the Company’s services, has not assisted in the preparation of any business plans, and has not made a strategic investment in the Company.

On July 7, 2008, the Company entered into a Subscription Agreement with Aquanil (the “Subscription Agreement”) for the purchase by Aquanil of 1,000,000 shares of common stock of the Company (the “Shares”) at a price of $2.00 per share for an aggregate purchase price of $2,000,000 (the “Purchase Price”). On July 11, 2008, the Company filed a Current Report on Form 8-K to disclose the terms of the Subscription Agreement. The closing of the transaction contemplated by the Subscription Agreement was scheduled to occur on or about July 21, 2008, and was subject to delivery of the Shares and receipt of the Purchase Price. As of the date of this Report, the Purchase Price has not been received by the Company, and the Shares have not been issued to Aquanil.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QNECTIVE, INC.

Date: September 25, 2008	By:	/s/ Oswald Ortiz
Oswald Ortiz
Chief Executive Officer and President